HCP Announces $1 Billion Commercial Paper Note Program

IRVINE, Calif., Sept. 18, 2019 /PRNewswire/ -- HCP, Inc. (NYSE: HCP) announced today that it has established an unsecured commercial paper program (the “Commercial Paper Program”).

Under the terms of the Commercial Paper Program, HCP may issue, from time to time, unsecured short-term debt securities with varying maturities not in excess of 397 days from the date of issue (the “Notes”). Amounts available under the Commercial Paper Program may be borrowed, repaid and re-borrowed from time to time, with the maximum aggregate face or principal amount of Notes outstanding at any one time not exceeding $1.0 billion. The Notes will be sold on terms that are customary for the United States commercial paper market and will be at least equal in right of payment with all of HCP’s other unsecured and unsubordinated indebtedness. The proceeds of the Notes will be used for general corporate purposes. HCP expects to use its revolving credit facility as a liquidity backstop for the repayment of the Notes issued under the Commercial Paper Program.

The Notes to be offered under the Commercial Paper Program have not been and will not be registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes under the Commercial Paper Program.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “may,” “will,” “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks and uncertainties include, but are not limited to, HCP’s ability to complete the issuance and sale of the Notes, that the proceeds from the sales may not be deployed as anticipated, the availability of HCP’s revolving credit facility to serve as a liquidity backstop, and other risks and uncertainties described in our filings with the Securities and Exchange Commission. Although HCP believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, HCP can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of the date of this release, and HCP undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400